Exhibit 10.7

800 Chesapeake Dr. Redwood City, CA 94063 Maplightrx.com

March 3, 2023

Delivered via email

Kristopher Hanson

Dear Kristopher:

On behalf of MapLight Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth herein. The purpose of this letter is to summarize the terms of your employment with the Company from and after the Start Date (as defined below), should you accept this offer.

1.	Employment.

You will commence employment with the Company effective as of April 24, 2023 (the “Start Date”) and will serve as the General Counsel of the Company, reporting to the Chief Executive Officer. In this role, you will have such duties and responsibilities as are customary for such position, and as are otherwise assigned to you from time to time by the Chief Executive Officer. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and not to engage in any other business activities which would create a conflict of interest with respect to, or materially interfere or conflict with, the performance of your duties and responsibilities (as reasonably determined by the Board), without prior approval from the Board; provided, however, that it is understood that you may assist with the wind-down of PhaseBio Pharmaceuticals, Inc., which duties (i) are expected to be completed by July 31, 2023 and (ii) are not expected to require more than ten (10) hours of your assistance per week.

2.	Compensation.

(a) Base Salary. Your base salary during the period beginning on the Start Date and ending upon the termination of your employment (the “Employment Period”) will be $30,833.33 per month ($370,000.00 on an annualized basis), subject to applicable taxes and withholdings, payable in regular installments in arrears in accordance with Company payroll practices. Your base salary may be reviewed yearly at the sole discretion of the Board. Please note that the annualized amount of your salary as described above is set forth as a matter of convenience and shall not constitute or be interpreted as an agreement by the Company to employ you for any specific period of time.

(b) Bonus Opportunity. You will be eligible during the Employment Period to receive an annual discretionary bonus award of up to 35% of your then current base salary. The bonus award, if any, will be determined by the Board or a Committee thereof in its sole discretion, based on achieving specific goals to be determined by the Board. To the extent that you earn any bonus hereunder, such bonus will be paid at the same time that bonuses are paid to other similarly situated Company employees, but in no event later than sixty (60) days following the end of the fiscal year in which it was earned. You must be an active employee of the Company on the date on which bonuses are distributed in order to be eligible for and to be deemed as having earned any bonus award.

3. Benefits. You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you meet the specific eligibility criteria as set forth in (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

4. Vacation. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals and milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination, The Company may change compensation and benefits from time to time in its discretion.

5.	Stock Options.

(a) The Company grant you, subject to Board approval, stock options to purchase 728,000 shares in the Company representing approximately 0.75% of the fully diluted capital stock of the company as of the Start Date. The options will vest as follows: 25% of such shares vesting on the first (1st) anniversary of the grant date and 1/48th of such shares vesting each month thereafter, provided you remain employed by the Company on each vesting date; provided however that notwithstanding the foregoing, in the event of a Change in Control Event, if you are employed by the Company as of the Change in Control Event, the stock options granted pursuant to this Section 5(a) will be subject to the accelerated vesting provisions set forth in Section 5(b) below.

(b) Change in Control Event. Notwithstanding anything to the contrary in any stock option agreement, if a “Change in Control Event” (as defined on Exhibit A attached hereto) occurs and, within eighteen (18) months of such Change in Control Event, your employment is terminated by the Company (or any successor) without “Cause” (as defined on Exhibit A) or by you for “Good Reason” (as defined on Exhibit A), the vesting schedule of the stock options granted pursuant to Section 5(a) shall be accelerated in full. For avoidance of doubt, the acceleration provisions for options herein shall supersede any other acceleration provisions, or limitations thereon, only to the extent any other such provisions are less favorable to you.

6.	Consequences of Termination without Cause or for Good Reason.

(a) Severance Benefits. If the Company terminates your employment without Cause or you terminate your employment for Good Reason, then you shall be eligible to receive (i) severance pay in an amount equal to six (6) months of your base salary as in effect at the time of your termination payable in accordance with the Company’s regular payroll procedures proportionately over a six (6) month period following the termination of your employment and (ii) should you be eligible for and elect to continue receiving group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, the Company shall continue to pay on your behalf that portion of the monthly premiums (the “COBRA Premiums”) for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, through the earlier of (A) the last day of the Severance Period, or (B) the date that you become eligible for group health and/or dental insurance coverage from any new employer; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended. The COBRA Premiums will be subject to imputed income treatment to the extent necessary under applicable law in order to maintain the tax-qualified status of insurance premiums for other employees or former employees of the Company.

(b) Release. No severance pay or other benefit under Section 6(a) shall be provided to you unless, within sixty (60) days following the date that your employment is terminated, you first execute and do not revoke a separation agreement in a form prepared by and acceptable to the Company, which shall include a full release of all claims against the Company (as well as its parents, subsidiaries and affiliates, and its and their executives, officers, directors, employees, consultants, agents, shareholders, and assigns), as well as non-disparagement and confidentiality provisions in favor of the Company (the “Separation Agreement”), and such Separation Agreement and release remains in full force and effect and is not breached by you or subject to revocation. The severance payments shall commence on the first payroll period following the date the Separation Agreement becomes effective (the “Payment Date”). Notwithstanding the payment requirements set forth in the immediately preceding sentence, if the sixty (60) day period following the date your separation from service begins in one tax year and ends in the following tax year, the Company will commence payment on the next regular payroll date following the later of January 1 of the second tax year and the date the Separation Agreement becomes enforceable and no longer subject to revocation. The first such payment will include a catch-up payment equal to all amounts you otherwise would have received under Section 6(a) prior to the first payment. The distribution of any severance payments shall be subject to the provisions of Exhibit B attached hereto.

7. Travel Between Offices. The Company will reimburse you for reasonable travel expenses under the Company’s travel guidelines (including airfare, lodging, ground transportation and meals) between San Diego and the Company’s offices for the purposes of executing your duties as General Counsel. The reimbursement will be issued no later than 30 days after the related expense report, including related documentation and invoices etc. is submitted to the Company. If the cost of any of these reimbursements is deemed imputed additional income to you (to the extent required by applicable law), the Company will “true up” your income for all tax liability associated with this travel.

8. Notices. Any purported termination of employment by the Company for Cause or by you for Good Reason shall be communicated to the other party through written notice, indicating the grounds for such termination in reasonable detail. Such notice, and all other communications which are required or may be given pursuant to the terms of this letter, shall be sufficient in all respects if given in writing and shall be deemed given (a) if delivered personally, on the date of delivery, (b) if mailed by certified or registered mail, return receipt requested and postage prepaid, three (3) days after the mailing date, (c) if sent via a nationally recognized overnight courier, on the next business day thereafter, or (d) if sent via facsimile confirmed in writing to the recipient, or via email, on the next business day thereafter, in each case, if to the Company, at the Company’s principal place of business, and if to you at the most recent home address (and/or, as applicable, the most recent personal email address) which you have provided to the Company or to such other address or addresses as either party shall have designated in writing to the other party.

9. Invention, Non-Disclosure, Non-Competition and Non-Solicitation. As a condition of your employment with the Company, you will be required to execute an Invention and Non- Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit C and Exhibit D.

10. Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

11. Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you need to obtain a work visa in order to be eligible to work in the United States, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12. At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason or no reason, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth in Section 6.

13. Company Policies and Procedures. As an employee of the Company, you agree to comply with all Company policies and procedures. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including, but not limited to, computers, data and other electronic files, and all internet and e-mail systems) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

14. Entire Agreement. This offer letter, and the Exhibits specifically referenced herein, constitute the entire offer regarding the terms and conditions of your prospective employment with the Company. If duly and timely accepted by you in whole and not in part, it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

15. Governing Law. The resolution of any disputes under this letter or related to your employment with or separation of employment from the Company shall be governed by Massachusetts law. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in California by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

16. Miscellaneous. This offer letter, if duly and timely accepted by you in whole and not in part, shall be binding upon and shall inure to the benefit of the parties and their respective successors. The Company shall maintain Director’s and Officer’s liability insurance on your behalf for the duration of your employment and throughout the period of any applicable statute of limitations, in an amount and on terms at least as favorable to you as provided by the Company to any other executive, officer or director.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me by Friday, March 10, 2023. If not accepted by you and returned to me by such date, this offer letter and the offer of employment on the terms set forth herein shall expire.

We are very excited to have you join the team and are confident that you will make significant contributions toward our success.

Very truly yours,

MAPLIGHT THERAPEUTICS, INC.

By:	/s/ Christopher Kroeger
Name: Christopher Kroeger, M.D.
Title: President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with MapLight Therapeutics, Inc. I am not relying on any representations other than as set forth above.

/s/ Kristopher L. Hanson	Date: March 9, 2023
Kristopher Hanson

800 Chesapeake Dr. Redwood City, CA 94063 Maplightrx.com

Exhibit A

Definitions

“Cause” for termination shall be deemed to exist upon:

(a)	failure of or refusal by the employee to perform his or her duties and responsibilities to the Company;

(b)	the employee’s gross negligence or willful misconduct, which gross negligence or willful misconduct has caused harm or damage to the business, affairs or reputation of the Company;

(c)

the conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to, (i) any crime involving moral turpitude or any felony, or (ii) any act of fraud, embezzlement or theft with respect to the Company or its business relations;

(d)	[Reserved]

(e)

a breach by the employee of any provision of the employee’s offer letter or any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company or other restrictive covenant applicable to the employee, which breach is not cured within ten (10) days of written notice thereof;

(f)	a substantial and continued violation by the employee of any of the material written personnel policies and procedures of the Company applicable to the employee relating to drug and alcohol use; and

(g)

the existence of any legal or contractual limitation on the employee’s ability to engage in the business conducted or contemplated to be conducted by the Company that reasonably could be expected to have a material adverse effect on the employee’s ability to perform services hereunder;

provided, however, that (i) no such condition or event provided in sections (a), (e), (f) and (g) above shall constitute Cause unless (x) the Company gives the employee a written notice specifying the condition or event in reasonable detail, (y) the employee has been given, where feasible, possible and practical under the circumstances, a reasonable opportunity to present their position to the Chief Executive Officer in person or by teleconference, and (z) the grounds for termination are not corrected by the employee within thirty (30) days of his receipt of such notice.

A “Change in Control Event” shall be deemed to exist upon the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or other business combination (other than a transaction in which all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (a) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (b) acquiring corporation in the case of a sale of assets).

“Good Reason” shall be deemed to exist upon:

(h)	the relocation of the Company’s offices such that the employee’s daily commute to the Boston area offices is increased by at least forty (40) miles each way without the consent of the employee;

(i)	reduction of the employee’s annual base salary without the prior consent of the employee;

(j)

material diminution in employee’s duties, authority or responsibilities without the prior consent of the employee, other than changes in duties, authority or responsibilities resulting from the employee’s misconduct; or

(k)	A material breach by the Company of its material covenants or material obligations under the offer letter (to the extent such offer letter is duly accepted by the employee and made effective).

provided, however, that (i) no such event or condition shall constitute Good Reason unless (x) the employee gives the Company a written notice of termination for Good Reason not more than sixty (60) days after the employee learns of the initial existence of the condition, (y) the grounds for termination are not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the employee’s termination of employment occurs within sixty (60) days following the expiration of such cure period; and (ii) at all times “Good Reason” will be interpreted in a manner consistent with the definition of “good reason” within the meaning of Section 409A (as defined below).

800 Chesapeake Dr. Redwood City, CA 94063 Maplightrx.com

Exhibit B

Payments Subject To Section 409a

1. Subject to this Exhibit B, payments or benefits during the Severance Period under this offer letter (“Severance Payments”) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the Severance Payments, as applicable:

(a)

It is intended that each installment of the Severance Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Severance Payments except to the extent specifically permitted or required by Section 409A.

(b)

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments shall be made on the dates and terms set forth in the offer letter.

(c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the Severance Payments due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in the offer letter; and

(ii)

Each installment of the Severance Payments due under the offer letter that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance

Payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All expense reimbursements shall be paid as soon as administratively practicable. If an expense reimbursement or provision of in-kind benefit is not exempt from Section 409A of the Code, the following rules apply: (a) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (b) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (c) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

800 Chesapeake Dr. Redwood City, CA 94063 Maplightrx.com

Exhibit C

Employee Confidential Information, Inventions, Non-Solicitation And Non-Competition Agreement

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